Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2003	Registration No. 333-107308
as filed on August 6, 2003

INSMED INCORPORATED

8,416,222 SHARES OF

COMMON STOCK

This prospectus supplement supplements the information contained in the prospectus of Insmed Incorporated dated August 6, 2003 filed by Insmed as part of the Form S-3 Registration Statement (333-10733) relating to the potential resale from time to time of the 8,416,222 shares of Insmed Common Stock issuable upon sale of Common Stock and upon exercise of warrants to purchase Common Stock issued by Insmed. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table supplements the information set forth in the prospectus under the caption “Selling Shareholders” with respect to the selling shareholders and the respective number of shares which are beneficially owned and may be sold by each selling shareholder, and the number of shares of Common Stock that may be sold by the selling shareholders pursuant to the prospectus, as amended or supplemented:

Investor	Number of Shares Owned Before Offering		Number of Shares Offered Pursuant to the Prospectus	Number of Shares Owned After Offering
	Number	Percent	Number	Number	Percent
Rockmore Investment Master Fund Ltd. (1) (3)	—	*	49,275	49,275	*
Omicron Master Trust.(2) (4)	789,582	*	49,275	740,307	*

*	Less than 1%

(1)	Includes 49,275 shares of Common Stock issuable upon exercise of a warrant.

(2)	Includes 49,275 shares of Common Stock issuable upon exercise of a warrant.

(3)

Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC, each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US), LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of May 2, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power of the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of common stock and neither of such persons has any legal right to maintain such authority.

No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(4)	Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 2, 2007